                                  Exhibit 11

                           INNOVASIVE DEVICES, INC.

    Statement Regarding Computation of Pro Forma Net Loss Per Common Share
                     (In thousands; except per share data)

                                                                   Year Ended December 31,
                                                             ------------------------------------
                                                                 1996                   1995
                                                                 ----                   ----
 Net loss                                                     $   (4,062)             $   (3,734)
                                                              ==========              ==========
 Weighted average common shares outstanding:

      a.    Shares attributable to common
              stock outstanding                                    4,911                   1,811

      b. Shares attributable to mandatorily
              convertible preferred stock                          1,522                   3,002

      c. Shares attributable to common stock
         options pursuant to APB 15  and SAB 83                       32                     126
                                                              ----------              ----------
 Weighted average common shares oustanding                         6,465                   4,939
                                                              ==========              ==========
 Net loss per share                                               $(0.63)                 $(0.76)
                                                              ==========              ==========
